Exhibit No. 10.10

ORBSAT CORP

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the “Option Agreement”), effective as of the August 24, 2021 (the “Grant Date”), is between Orbsat Corp, a Nevada corporation (the “Company”), and Douglas Ellenoff (the “Optionee”), the Chief Business Development Strategist of the Company and Vice Chairman of the Company’s Board of Directors.

WHEREAS, the Company desires to give the Optionee the opportunity to purchase 1,500,000 shares of common stock of the Company, par value $0.0001 per share (“Common Shares”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of 1,500,000 Common Shares. The Option is in all respects limited and conditioned as hereinafter provided. In the event of any conflict, however, between the terms of this Option Agreement and the Employment Agreement (defined below) the terms of the Employment Agreement shall control.

2. Exercise Price. The exercise price of the Common Shares covered by this Option shall be $5.35 per share.

3. Term. Unless earlier terminated pursuant to any provision of this Option Agreement, this Option shall expire five years from the Grant Date (the “Expiration Date”). This Option shall not be exercisable on or after the Expiration Date.

4. Vesting and Exercise of Option. The Option shall vest as follows:

Incremental Number of Common Shares Vesting Under Option	Vesting Date

300,000	Grant Date
150,000	One year anniversary of Grant Date*
150,000	Second year anniversary of Grant Date*
150,000	Third year anniversary of Grant Date*
250,000	One year anniversary of Grant Date+
250,000	Second year anniversary of Grant Date+
250,000	Third year anniversary of Grant Date+

* Option shall vest subject to that certain Employment Agreement, dated August 24, 2021, by and between the Company and the Optionee (the “Employment Agreement”) remains in full force and effect as of that date.

+ Option shall vest subject to (a) the Employment Agreement remains in full force and effect as of that date, and (b) Optionee shall have introduced the Company to twelve (12) or more potential Business Transactions (as defined in the Employment Agreement) intended to expand the business of the Company during the preceding year, one of which the Chief Executive Officer (“CEO”) determined was sufficiently of interest to the Company to cause an in person or virtual meeting with the relevant parties. Notwithstanding this requirement, should the CEO believe that Optionee provided sufficient other benefits and value to the Company, the CEO may, in his sole and absolute discretion, waive the requirements in any given year and the Optionee will be fully entitled to the vesting of the options for such period.

The Option shall remain exercisable until it is exercised or until it terminates and shall not be forfeited or cancelled other than as set forth in the Employment Agreement. All Options shall vest immediately upon a Change in Control (as defined in the Employment Agreement) and as otherwise specifically set forth in the Employment Agreement in connection with the termination of Mr. Ellenoff’s employment.

5. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Company at its principal office. The form of such notice is attached hereto and shall state the election to exercise the Option and the number of whole shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; and shall be accompanied by payment of the full exercise price of such shares. Only full shares will be issued.

The exercise price shall be paid to the Company

(a) in Common Shares newly acquired by the Optionee upon cashless exercise of the Option in accordance with Section 4(c)(iv) of the Employment Agreement: or

(b) at the sole option of the Optionee:

(i)	in cash, or by certified check, bank draft, or postal or express money order;

(ii)	through the delivery of Common Shares previously acquired by the Optionee; or

(iii)	by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option;

(iv)	in any combination of (a), (b)(i), (b)(ii) or (b)(iii) above.

In the event the exercise price is paid, in whole or in part, with Common Shares, the Company shall issue to the Optionee such number of fully paid and non-assessable Common Shares as are computed using the following formula: X = Y(A-B)/A where: X = the number of Shares to be issued to the Optionee; Y = the number of Shares with respect to which the Option is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate exercise price); A = the Fair Market Value of one Share; and B = the exercise price, in this case $5.35 per share.

Upon receipt of notice of exercise and payment, the Company shall deliver a book entry confirmation representing the Common Shares with respect to which the Option is so exercised. The Optionee shall obtain the rights of a shareholder upon receipt of such confirmation.

Common Shares purchased upon exercise of the Option shall be registered in the name of the person so exercising the Option (or, if the Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Option, shall be registered in the name of the Optionee and the Optionee’s spouse, jointly, with right of survivorship), and shall be delivered as provided above to, or upon the written order of, the person exercising the Option. In the event the Option is exercised by any person after the death or disability of the Optionee, the notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Common Shares that are purchased upon exercise of the Option as provided herein shall be fully paid and non-assessable.

Upon exercise of the Option, Optionee shall be responsible for all employment and income taxes then or thereafter due (whether Federal, State or local), and the Company shall satisfy any withholding requirements for any such tax by disposing of Common Shares at exercise in accordance with Section 4(c)(iv) of the Employment Agreement..

6. Non-Transferability of Option. This Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of his or her disability, by his or her guardian or legal representative.

7. Disability. If the Optionee becomes disabled prior to the Expiration Date, then this Option may be exercised by the Optionee or by the Optionee’s legal representative.

8. Death. If the Optionee dies prior to the Expiration Date, then this Option may be exercised by the Optionee’s estate, personal representative or beneficiary who acquired the right to exercise this Option by bequest or inheritance or by reason of the Optionee’s death, to the extent of the number of Common Shares with respect to which the Optionee could have exercised it on the date of his or her death, at any time prior to the earlier of (i) the Expiration Date or (ii) one year after the date of the Optionee’s death. Any part of the Option that was not exercisable immediately before the Optionee’s death shall terminate at that time.

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10. Securities Matters. (a) If, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Common Shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of Common Shares hereunder, such Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. The Company shall be under no obligation to apply for or to obtain such listing, registration or qualification, or to satisfy such condition. The Board shall inform the Optionee in writing of any decision to defer or prohibit the exercise of an Option. During the period that the effectiveness of the exercise of an Option has been deferred or prohibited, the Optionee may, by written notice, withdraw the Optionee’s decision to exercise and obtain a refund of any amount paid with respect thereto.

(b) The Company may require: (i) the Optionee (or any other person exercising the Option in the case of the Optionee’s death or disability) as a condition of exercising the Option, to give written assurances, in substance and form satisfactory to the Company, to the effect that such person is acquiring the Common Shares subject to the Option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to make such other representations or covenants; and (ii) that any certificates for Common Shares delivered in connection with the exercise of the Option bear such legends, in each case as the Company deems necessary or appropriate, in order to comply with federal and applicable state securities laws, to comply with covenants or representations made by the Company in connection with any public offering of its Common Shares or otherwise. The Optionee specifically understands and agrees that the Common Shares, if and when issued upon exercise of the Option, may be “restricted securities,” as that term is defined in Rule 144 under the Securities Act of 1933 and, accordingly, the Optionee may be required to hold the shares indefinitely unless they are registered under such Securities Act of 1933, as amended, or an exemption from such registration is available.

(c) The Optionee shall have no rights as a shareholder with respect to any Common Shares covered by the Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to the Optionee for such Common Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

11. Governing Law. The laws of the State of Nevada (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Optionee and the Options granted herein.

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IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his hand and seal, all as of the 24th day of August 2021.

ORBSAT CORP

By:	/s/ Charles M. Fernandez
Name:	Charles M. Fernandez
Title:	Executive Chairman & Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED

/s/ Douglas Ellenoff
Douglas Ellenoff

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ORBSAT CORP.

Notice of Exercise of Stock Option

I hereby exercise the stock option granted to me pursuant to the Stock Option Agreement effective as of August 24, 2021, by Orbsat Corp (the “Company”), with respect to the following number of shares of the Company’s common stock (“Shares”), par value $0.0001 per Share, covered by said option:

Number of Shares to be purchased:______________

Number of Options to be exercised:______________

Number Options used for cashless exercise: ______________

Purchase price per Share: $5.35

Total purchase price: Cashless Exercise, (see D, below).

A.	Enclosed is cash or my certified check, bank draft, or postal or express money order in the amount of $_______ in full/partial [circle one] payment for such Shares;

and/or

B.	Enclosed is/are Share(s) with a total Fair Market Value of $_______ in full/partial [circle one] payment for such Shares;

and/or

C.	I have provided notice to [insert name of broker], a broker, who will render full/partial [circle one] payment for such Shares. [Optionee should attach to the notice of exercise provided to such broker a copy of this Notice of Exercise and irrevocable instructions to pay to the Company the full exercise price.]

and/or

D.	I elect to satisfy the payment for Shares purchased hereunder by having the Company withhold ____________ newly acquired Shares pursuant to the exercise of the Option and/or [circle one] I elect to satisfy related federal and/or [circle one] state tax obligations by having the Company withhold ____________ newly acquired Shares pursuant to the exercise of the Option.

Please have the certificate or certificates representing the purchased Shares registered in the following name or names*:

and sent to:_____________________

DATED:

__________________

Optionee’s Signature

*Certificates may be registered in the name of the Optionee alone or in the joint names (with right of survivorship) of the Optionee and his or her spouse.

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